Exhibit 99.1

Press Release

Dr. Steven H. Kaplan Joins RBC Bearings Board of Directors

Oxford, CT – January 8, 2018– RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today announced the appointment of Dr. Steven H. Kaplan to its Board of Directors effective January 8, 2018.

“We are pleased to welcome Dr. Kaplan to the RBC Bearings Board of Directors,” said Chairman, President and Chief Executive Officer, Dr. Michael J. Hartnett. “During his tenure as president of the University of New Haven, Steve has created a bold vision for the University, leading it through a tremendous period of development and growth. We look forward to Steve’s leadership and guidance as we pursue our strategic vision for RBC Bearings.”

Dr. Kaplan is the President of the University of New Haven in New Haven, Connecticut. Founded on the Yale campus in 1920, the University is a private, coeducational community of more than 6,800 students with campuses around the world. It was named one of the 382 best colleges in the United States by the Princeton Review. He joined the University of New Haven in 2004 and through his leadership the University enrollment has grown 45 percent. The University has completed more than $250 million in construction projects and has launched 20 new academic programs under Steve’s leadership.

In 2015, Dr. Kaplan was presented with the Chief Executive Leadership Award by the Council for Advancement and Support of Education (CASE) District I in recognition of his many achievements. He also was named "Businessman of the Year" by Business New Haven magazine in 2008.

Previously, Dr. Kaplan was chancellor and professor of English at the University of Virginia's College at Wise, the only four-year branch campus of the University of Virginia and one of the nation’s best public colleges, according to U.S. News & World Report.

Dr. Kaplan earned a Bachelor of Arts Degree from the University of California at Los Angeles, a Master of Arts Degree in Philosophy, German, and English and his Ph.D. in Comparative Literature from Eberhard-Karls Universität.

About RBC

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace, and defense markets. Headquartered in Oxford, Connecticut.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-982-0475

investors@rbcbearings.com